(logo)    STANDEX                                6 Manor Parkway
                                                 Salem, New Hampshire 03079




                                                         September 21, 2000



To the Stockholders of Standex International Corporation:

      You are cordially invited to attend the Annual Meeting of Stockholders of Standex International Corporation which will be held at FleetBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 31, 2000 at 11:00 a.m.

      We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please vote your proxy card promptly, in accordance with the instructions on the card, in order to ensure that your shares will be represented. If you do attend the meeting, you may vote your shares personally.

      This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

                                       Sincerely,


                                       /s/ Edward J. Trainor
                                       Edward J. Trainor
                                       President/ CEO



(logo)    STANDEX                                6 Manor Parkway
                                                 Salem, New Hampshire 03079


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The Annual Meeting of Stockholders of Standex International
Corporation (the "Company") will be held at FleetBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 31, 2000, at 11:00 a.m. local time for the following purposes:

      1. To fix the number of directors at twelve and to elect two directors to hold office for one-year terms ending on the date of the Annual Meeting of Stockholders in 2001, and three directors to hold office for three-year terms ending on the date of the Annual Meeting of Stockholders in 2003;

      2. To approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 2001;

      3. To consider and act upon a stockholder proposal entitled "Maximize Value Proposal"; and

      4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Stockholders of record at the close of business on September 13, 2000 will be entitled to notice of and to vote at the meeting.

      Please vote by proxy using any one of the following methods:

      (a) Use the toll free telephone number shown on your proxy card or voting instructions form (if you receive proxy materials from a broker or a bank);

      (b) Visit the Internet Web site at: www.eproxyvote.com/sxi, or follow your broker's instructions relative to Internet voting; or

      (c) Mark, date, sign and mail your proxy card in the prepaid envelope provided.

                                       By Order of the Board of Directors,


                                       /s/ Deborah A. Rosen
                                       Deborah A. Rosen, Secretary

September 21, 2000
Salem, New Hampshire

                                  IMPORTANT

      IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                      STANDEX INTERNATIONAL CORPORATION

                               PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS
                              October 31, 2000

      This Proxy Statement is being furnished on or about September 21, 2000, in connection with the solicitation of proxies by the Board of Directors of Standex International Corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, October 31, 2000. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted for the election of each of the individuals nominated by the Board of Directors, in favor of the second proposal, and against the third proposal set forth in the Notice of Meeting.

      The election of Directors will require the affirmative vote of a plurality of the shares of Common Stock voting, in person or by proxy, at the Annual Meeting. The ratification of the appointment of Deloitte & Touche LLP as independent auditors, and adoption of the stockholder proposal, will require the affirmative vote of a majority of the shares of Common Stock of the Company voting on the proposals, in person or by proxy, at the Annual Meeting. Stockholders may vote in favor of all nominees for Director, or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the ratification of the appointment of Deloitte & Touche LLP as independent auditors, and as to the stockholder proposal set forth herein, stockholders should specify their choice on the enclosed form of proxy.

      Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on a matter.

      Any proxy may be revoked at any time before it is exercised by delivery of written notice to the Secretary of the Company or by executing a subsequent proxy.

      The Board of Directors has fixed September 13, 2000 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the record date, there were outstanding and entitled to vote 12,419,681 shares of the Common Stock of the Company. Each share is entitled to one vote.

      All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors and officers, without additional remuneration, may solicit proxies in person and by telecommunications. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

      To assure the presence in person or by proxy of the necessary quorum for holding the meeting, the Company has employed the firm of Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone, facsimile and personal interview for a fee estimated at approximately $5,000 plus disbursements.

                     PROPOSAL 1 - ELECTION OF DIRECTORS

      The persons named in the enclosed proxy will vote to fix the number of directors at twelve and to elect as directors Messrs. William R. Fenoglio and Walter F. Greeley, identified below as nominees, for one-year terms expiring in 2001, and Messrs. C. Kevin Landry, H. Nicholas Muller, III and Edward J. Trainor, identified below as nominees, for three-year terms expiring in 2003, unless authority to vote for the election of directors is withheld by marking the proxy to that effect. No proxy can be voted for a greater number of persons than the five nominees named below.

      In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable.

      Information about each director and nominee for director at July 31, 2000 follows:

   Nominees For Directors                            Principal Occupations During
         For Terms                                       Past Five Years And
      Expiring In 2001                               Certain Other Directorships
   ----------------------                            ----------------------------

William R. Fenoglio                    President and CEO of Augat, Inc. from 1994 through 1996.
 Director Since 1997
 Age 61                                Director of IPG, Inc.

Walter F. Greeley                      Chairman, High Street Associates, Inc. (a management and
 Director Since 1989                   acquisition group) since 1988. Vice President and Counsel,
 Age 69                                Surface Coatings, Inc.

   Nominees For Directors                            Principal Occupations During
         For Terms                                       Past Five Years And
      Expiring In 2003                               Certain Other Directorships
   ----------------------                            ----------------------------

C. Kevin Landry*                       Managing Director and CEO, TA Associates, Inc. (a private
 Director Since 1975                   equity firm), Boston, MA since January 1994.
 Age 56
                                       Director of SBA Communications Corporation.

H. Nicholas Muller, III, Ph.D.         President and CEO of The Frank Lloyd Wright Foundation since
 Director Since 1984                   May 1996 and prior thereto Director of the State Historical
 Age 61                                Society of Wisconsin.

Edward J. Trainor*                     Chief Executive Officer of the Company since July 1995;
 Director Since 1994                   President of the Company since July 1994.
 Age 60

   Directors To Continue                             Principal Occupations During
    In Office For Terms                                  Past Five Years And
     Expiring In 2001                                Certain Other Directorships
   ---------------------                             ----------------------------

Thomas L. King*                        Chairman of the Board of the Company since January 1992;
 Director Since 1970                   President of the Company from August 1984 to July 1994;
 Age 70                                Chief Executive Officer of the Company from July 1985 to
                                       June 1995.

Edward F. Paquette                     Vice President/CFO of the Company since July 1998; Assistant
 Director Since 1998                   to the President/CEO of the Company from September 1997
 Age 64                                to June 1998 and prior thereto Partner of Deloitte & Touche LLP.

Sol Sackel                             Former Senior Vice President of the Company.
 Director Since 1983
 Age 76

   Directors To Continue                             Principal Occupations During
    In Office For Terms                                  Past Five Years And
     Expiring In 2002                                Certain Other Directorships
   ---------------------                             -----------------------------

John Bolten, Jr. +                     Consultant to the Company.
 Director Since 1955
 Age 80

David R. Crichton                      Executive Vice President/Operations of the Company since
 Director Since 1992                   June 1989.
 Age 62

Samuel S. Dennis 3d *+                 Of Counsel, Hale & Dorr (Attorneys) Boston, MA from
 Director Since 1955                   January 1996 to December 1996; Senior Partner, Hale & Dorr
 Age 90                                from 1952 through 1995; Former Vice President of the Company.

Daniel B. Hogan, Ph.D.                 President, The Apollo Group (Management Consultants) since
 Director Since 1983                   1991. Associate, Department of Psychology, Harvard University
 Age 57                                from 1996 through 2000.

--------------------

<F>+  Founder of the Company.
<F*>  Member of the Executive Committee of the Board of Directors.

                       STOCK OWNERSHIP IN THE COMPANY

Stock Ownership by Directors, Nominees for Director and Executive Officers

      The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of July 31, 2000 of each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group:

                                            Beneficial Ownership (1)
                                            ------------------------
                                                        Percent of
                                            No. of      Outstanding
           Name                             Shares      Common Stock
           ----                             ------      ------------

John Bolten, Jr.                           203,807(3)        1.6
David R. Crichton                           67,909(2)         **
Samuel S. Dennis 3d                        333,363(4)        2.7
William R. Fenoglio                          2,000            **
Walter F. Greeley                            2,500            **
Jerry G. Griffin                            32,682(2)         **
Daniel B. Hogan, Ph.D.                       4,560(5)         **
Thomas L. King                             152,716           1.2
C. Kevin Landry                              5,368            **
H. Nicholas Muller, III, Ph.D.               6,130            **
Edward F. Paquette                          30,998(2)         **
Sol Sackel                                  10,416            **
Edward J. Trainor                          230,463(2)        1.8

All Directors and Executive Officers
 as a Group (17 Persons)                  1,128,481          9.1

--------------------

<F**> Less than 1% of outstanding Common Stock.
<F1>  As used herein, "beneficial ownership" means the sole or shared power to vote, and/or the sole or shared investment power with respect to shares of Common Stock. The directors have sole voting and investment power with respect to the shares shown as beneficially owned by them except for: 65 shares for Mr. Crichton; 2,000 shares for Mr. Fenoglio; 1,300 shares for Mr. Greeley; 13,564 shares for Mr. Griffin; 4,000 shares for Mr. Landry; 2,115 shares for Mr. Paquette; 10,416 shares for Mr. Sackel; and 20,457 shares for Mr. Trainor, which are jointly held with their respective spouses. The shares owned by spouses or minor children of certain directors have not been included because the respective directors have disclaimed beneficial interest in the shares. These shareholdings are: Mrs. Dennis (53,715), Mr. Hogan's children (6,000), Mrs. Landry and their children (100,069), and Mrs. Sackel (2,000).
<F2>  The numbers listed include estimates of the shares held in the
      Standex Employees' Stock Ownership portion of the Standex Retirement Savings Plan at June 30, 2000, which are vested to the accounts of Messrs. Crichton, Trainor, and Griffin. These individuals have voting power over the shares allocated to them in this plan. In the event of a tender or exchange offer for the Common Stock of the Company, these individuals (along with all other participants) will determine, on a confidential basis, whether the Common Stock held in their accounts should be tendered or exchanged. The numbers also include the following shares which are capable of being purchased by exercise of stock options within 60 days of July31, 2000: Mr. Trainor (145,934); Mr. Crichton (21,634); Mr. Paquette (26,584); and Mr. Griffin (9,527).
<F3>  The number listed includes 28,710 shares held in a trust of which
      Messrs. Bolten, Jr., Hogan and Dennis are trustees. To avoid duplication, these shares have only been shown as beneficially owned by Mr. Bolten, Jr.
<F4>  The number listed includes 15,000 shares held in trusts as to which
      Mr. Dennis is sole trustee and 243,382 shares as to which he is co-trustee. The latter number includes a trust holding 62,188 shares wherein Mr. Dennis is a co-trustee with Messrs. Bolten, Jr. and Hogan. To avoid duplication, these shares have only been shown as beneficially owned by Mr. Dennis. Mr. Bolten, Jr. is also a co-trustee with Mr. Dennis of a trust holding 125,738 shares. However, in order to avoid duplication, these shares have only been shown as beneficially owned by Mr. Dennis.
<F5>  The number listed includes 2,014 shares held in two trusts as to which Mr. Hogan is a beneficiary.


Stock Ownership of Certain Beneficial Owners

      The table below sets forth each stockholder who, based on public filings, is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of July 31, 2000.

                                                             Beneficial Ownership
                                                         ----------------------------
                                                                          Percent of
                  Name and Address                         No. of        Outstanding
                Of Beneficial Owner                        Shares        Common Stock
                                                         ----------------------------

American Express Trust Company                           1,288,360 (1)      10.3%
American Express Financial Corporation as trustee
of the Standex International Corporation Retirement
Savings Plan Trust (formerly the Employees' Stock
Ownership Trust)
1200 Northstar West
Minneapolis, MN 55440-0534

National Rural Electric                                    662,900 (2)       5.3%
Cooperative Association
4301 Wilson Boulevard
Arlington, VA 22203

--------------------

<F1>  This number includes shares allocated to participating employees'
      accounts over which such participants have sole voting power.
<F2>  National Rural Electric Cooperative Association is an employee
      benefit plan pension fund subject to   the provisions of ERISA.
      According to its beneficial ownership, statement on Form 13G, it has sole voting power and sole dispositive power over the shares.


                              PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Company's Common Stock as of the end of each of the last five fiscal years, with the cumulative total stockholder return on the Standard & Poor's Manufacturing (Diversified Industry) Index and on the Russell 2000 Index, assuming an investment of $100 in each at their closing prices on June 30, 1995 and the reinvestment of all dividends.

                                                        Cumulative Total Return
                                       --------------------------------------------------------
                                        6/95      6/96      6/97      6/98      6/99      6/00

Standex International Corporation      100.00     92.61    100.10    101.23     96.28     58.13
Russell 2000                           100.00    121.12    155.33    186.21    175.57    170.60
S&P Manufacturing (Diversified)        100.00    127.59    189.44    204.24    270.88    244.41


                                REPORT OF THE
                   SALARY AND EMPLOYEE BENEFITS COMMITTEE
                          ON EXECUTIVE COMPENSATION

      The Company's Salary and Employee Benefits Committee (the
"Committee") of the Board of Directors, which is currently composed of three non-employee members of the Board establishes and administers the cash and non-cash compensation policies and programs as they relate to executive officers and senior management of the Company.

POLICIES

      The policy of the Company is to provide direct compensation programs and potential earnings opportunity which reflect the relative size and performance of the Company in the industry segment of which it is a part and which accomplish the Company's mission and purpose. Simultaneously, the policy will support the overall objective of attracting, retaining and motivating highly qualified individuals for all positions within the Company. Consistent with this objective, all compensation programs, including those for executives, adhere to the following policies:

      * Compensation is based on the level of job responsibility, the individual's level of performance and Company or unit performance.

      * Compensation takes into account the value of the job in the marketplace. The Company strives to be competitive with the pay of employers of a similar size and stature who compete with the Company for talent.

      * Equity ownership is encouraged at all levels of the Company to align more closely the interests of employees with those of the stockholders. In addition to its Employee Stock Purchase Plan and the Retirement Savings Plan the Company provides key management employees worldwide the opportunity to build significant ownership through periodic equity award grants in the form of stock grants or stock options.

      The compensation of executive officers and senior management is closely related to Company performance and, in addition to base salary, is comprised of annual bonuses and long-term equity incentive opportunities, each of which is discussed below. Awards are no longer being made under the PIPS program described below, as that program is being phased out.

      During this fiscal year, the Company adopted a Balanced Performance Plan process ("BPP") which provides a tool to track management performance and ties rewards to results. The BPP is intended to focus the Company and each division on targets and goals in the financial, technology, employee and customer sectors. The compensation of divisional management and executive officers will be measured in part by the results of the BPP.

BASE SALARY

      Salaries for the year for division presidents, group vice presidents and corporate officers were established after a review of market survey data, prepared by an independent compensation consulting firm, on total compensation for comparable positions, specific information on pay practices for similar positions in peer organizations of similar size, business diversity, complexity and revenue size and generally ranged between the 50th and 75th percentile for senior management and executive officers.

ANNUAL INCENTIVE PROGRAM

      During this fiscal year, the Committee recommended and, the Company implemented, an Annual Incentive Program, which incorporates the Company's previous annual cash bonus program. Annual incentive opportunities are based on achieving financial and non-financial performance goals set under the BPP that are consistent with the strategic direction of the Company for the year and are also reflective of the individual's performance during the year. The annual incentive compensation paid to senior divisional management and executive officers named in the Summary Compensation Table on page 11 of this Proxy Statement (the "Named Executives") takes the form of cash bonuses (net of deferrals for the purchase for Company stock).

      CASH PORTION: As part of the Annual Incentive Program, cash bonuses are made to approximately 900 employees of the Company in order to motivate them and reward their contribution toward the financial performance of the Company in the immediately preceding fiscal year. Bonus awards are considered for each year for the senior divisional management group as well as the Named Executives. The maximum amount that may be awarded to top divisional management is determined by the Committee on the basis of the Company's overall performance (principally improvement in net income and earnings per share) in the preceding fiscal year.

      This year's specific bonus awards to top senior divisional managers are based principally on the net income of each of their respective divisions measured against its historical performance and its performance relative to the other divisions that year. Bonus awards to the Named Executives are based principally on the net income and earnings per share of the Company in the preceding year as well as individual performance.

      STOCK UNIT PORTION: As a new feature of the Annual Incentive Program, senior management and the Named Executives are required to defer a minimum of 20% (but may defer up to a maximum of 50%) of their bonuses into the purchase of restricted Company stock which vests three years after the award and is paid in the form of stock. The stock is purchased pursuant to the Management Stock Purchase Program ("MSPP") discussed under "Long Term Incentive Program" below.

PIPS PLAN

      The Company's PIPS Plan has in the past included a broad group of approximately 275 management employees (including Named Executives). Its objective was to try to increase the earnings per share of the Company on a long-term basis. Sustained increases in the Company's earnings per share presumably, under normal market conditions, would lead to higher prices for the Company's Common Stock. Payments under the PIPS Plan are made only when increases in earnings per share have been achieved over the preceding five-year period. Since the inception of this program, there have been several years where no payments were made.

      The Board of Directors decided in April 1996 that no further grants will be made under the PIPS Plan. However, outstanding grants will be honored and payments will be made as these outstanding PIPS shares mature through the year 2000.

LONG TERM INCENTIVE PROGRAM

      The Company believes that significant stock ownership by the Named Executives and senior divisional management of the Corporation is a major incentive in building stockholder value. Stock options are intended to encourage such stock ownership and to align directly the interests of the Named Executives and other key employees with those of the stockholders. Awards of restricted stock are also periodically made to key employees to recognize performance and motivate long-term commitment to the Company.

      Under the 1994 Stock Option Plan (the "1994 Plan"), executive officers are eligible to receive periodic grants of incentive stock options and/or non-qualified stock options. The 1998 Long Term Incentive Plan also provides for awards of incentive and/or non-statutory options in addition to grants of restricted stock, the MSPP shares and performance share units ("PSUs"). Incentive stock options are granted at the fair market value of the underlying Common Stock at the date of grant and are exercisable either six months from the date of grant or over a period of years fixed by the Committee. Non-qualified stock options may be granted either at or below fair market value under the 1994 Plan. Non-qualified options may only be granted at fair market value under the 1998 Long Term Incentive Plan. Options and restricted stock generally vest in installments over a period of years while MSPP shares and PSUs cliff vest after a period of years. The vesting features of some of the incentive stock options, all of the non-qualified options, restricted stock, the MSPP shares and PSUs have the effect of providing competitive and leveraged long-term incentive opportunities which will deliver awards for achieving long-term performance goals of the Company and assuring that key employees have earnings opportunities similar and comparable to their peers employed at publicly traded companies and to help them build ownership in the Company.

      The Committee determines and approves the amounts of all grants to executive officers and senior management, the terms of the options and the vesting periods. The size of option grants to executive officers is based on the individual officer's level of responsibility at the time of grant and upon market data as provided by an independent compensation consulting firm.

      MANAGEMENT STOCK PURCHASE PROGRAM: The deferral of a portion of cash awards under the Annual Incentive Program into the purchase of MSPP shares of restricted stock, described above, is a part of the Long Term Incentive Program. The MSPP, developed with the assistance of an independent compensation consulting firm, is intended to increase the incentive for the Company's senior divisional management and Named Executives to purchase and hold the Company's stock, thereby more closely aligning their interests with the interests of the stockholders. Under the MSPP, divisional management and Named Executives defer at least 20% of their annual incentive compensation into the purchase of Management Stock Purchase Shares, which are purchased at 25% below the lower of: (i) the fair market value on the date of grant, or (ii) the fair market value at the end of the corresponding fiscal year. The Management Stock Purchase Shares are subject to a three-year cliff-vesting schedule, and dividends are reinvested in the form of additional shares. Participants in the MSPP may elect to defer up to a maximum of 50% of their annual incentive compensation for the purchase of MSPP shares. MSPP shares acquired by the Named Executives in this fiscal year are reported in the Summary Compensation Table on page 11 of the proxy statement.

      ANNUAL GRANTS OF OPTIONS AND PERFORMANCE SHARE UNITS: This fiscal year, the Company established, upon recommendation of the Committee, a new program pursuant to the 1998 Long Term Incentive Plan authorization. The new program is intended to reward certain senior management and executives for the achievement of long-term corporate strategic goals. Key employees are awarded, on an annual basis, long-term incentive awards consisting of two components: stock options and PSUs (discussed in further detail below). Awards granted this fiscal year were split 50-50 between these two components, but the split may vary from year to year based on market conditions.

      The value of the stock option portion of the awards granted this year was based on 50% of the assigned aggregate individual's long-term incentive award, was granted at the fair market value as of the date of grant and vests over 5 years. The balance of the long-term incentive award (50%) to each individual was in the form of PSUs which are shares set aside and, after a three-year performance cycle period, may be distributed to the extent key financial targets of the Company discussed below are met. One PSU equals one share of Company Common Stock. For the July 1999-June 2002 performance cycle, the metrics that will be used to determine whether the PSUs will be granted at the end of the performance cycle are: specific measured improvements on return on total capital and growth in operating income. The metrics for each performance cycle may vary depending on the targets established by the Committee and approved by the Board. Performance will vary depending upon results measured by the matrix which could result in none of the PSUs being distributed. The award of PSUs is intended to focus divisional management and executive officers on the overall financial success of the Company. The awards of PSUs to Named Executive are shown on the chart on page 14 of this proxy statement.

      RESTRICTED STOCK GRANTS IN FISCAL 2000: This fiscal year the Committee awarded restricted stock grants on an ad-hoc basis to certain senior divisional management, executive officers and other key employees for retention and incentive purposes. The grants of the restricted stock are approved by the Committee and provide for a three-year vesting period. Dividends on restricted stock accrue during the vesting period, after which they are paid as additional shares at the date of payout. During the last fiscal year, the Committee authorized the Company to grant a total of 52,000 shares of restricted stock to be allocated among certain key employees. Grants to the Named Executives for the fiscal year are reported in the Summary Compensation Table on page 11 of this proxy statement.

FISCAL 2000 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      The Committee reviewed information provided by independent professional compensation consultants in determining the total compensation for Mr. Trainor for fiscal 2000 and reviewed the financial and personal goals established for Mr. Trainor at the end of the prior fiscal year in determining the amount of the bonus to be paid for fiscal year 1999 performance.

      Effective October 1, 1999, the base salary of Mr. Trainor, the Chief Executive Officer, was increased from $633,000 to $650,000 per year and his target bonus level was set at 50% provided he achieves 100% of his goals for fiscal year 2000. This increase reflected the Committee's determination that Mr. Trainor's base salary should be at or near the 75th percentile target for base salary and that his target bonus level should be 50% for the ensuing fiscal year. The Committee believes that this aggregate compensation is more in line with Mr. Trainor's peers in CEO positions with diversified manufacturing companies of similar revenue size and with similar perceived complexities in the operation of their business. The Board of Directors approved this recommendation. The Committee recommended and the Board approved an annual incentive bonus of $220,000 for Mr. Trainor for fiscal 1999. In determining the level of the annual incentive bonus for fiscal 1999, the Committee considered Mr. Trainor's achievement of goals relating to disposition of under performing units, correcting problems at two major divisions, addressing executive performance issues and improving sales and earnings performance for fiscal 1999 as compared to fiscal 1998.

POLICY ON DEDUCTIBILITY OF COMPENSATION

      The tax deductibility by a corporation of compensation in excess of $1 million paid to the Chief Executive Officer and any other of its four most highly compensated executive officers is limited by Section 162(m) of the United States Internal Revenue Code (the "Code"). "Performance-based" compensation, as defined in the Code, may be excluded from the $1 million limit, if among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders.

      The Committee does not presently expect that total compensation, subject to the limitations under Section 162(m), for any individual executive will exceed the $1 million limit. While it is the intent of the Committee to remain competitive and to continue to reflect compensation policies in total compensation decisions for the CEO and Named Executives, the Committee will continue to monitor the compensation levels, for purposes of Section 162(m) limitations, that may become payable under the compensation programs of the Company and to structure compensation levels so that they are in the best interests of the Company while satisfying Company compensation policies.

                                    Salary and Employee Benefits Committee
                                    Walter F. Greeley, Chairman
                                    Samuel S. Dennis 3d
                                    Daniel B. Hogan

                           EXECUTIVE COMPENSATION

      The following table shows for fiscal years ending June 30, 2000, 1999, and 1998, the cash compensation as well as certain other compensation, paid to the Company's chief executive officer and the four other most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers ("the named executive officers") at June 30, 2000.

                         SUMMARY COMPENSATION TABLE

                                                                               Long Term Compensation
                                                                        -----------------------------------
                               Annual Compensation                               Awards             Payouts
                         -------------------------------                -----------------------     -------
                                                            Other      Restricted   Securities
                                                           Annual        Stock      Underlying      LTIP
       Name and          Fiscal                            Compen-       Awards      Options /     Payouts       All Other
  Principal Position      Year    Salary($)    Bonus($)   sation(5)      ($)(6)       SARs(#)      ($)(1)    Compensation(2)(4)
------------------------------------------------------------------------------------------------------------------------------
Edward J. Trainor         2000    $645,750     $176,000    $14,671      $430,956      26,000      $13,920       $ 12,264
 President/CEO            1999    $624,750     $160,000                 $     -0-     50,000      $16,500       $  8,611
                          1998    $587,500     $150,000                 $     -0-                 $29,260       $  8,217

Thomas L. King            2000    $     -0-    $     -0-   $    -0-     $     -0-                 $    -0-      $770,378(3)
 Chairman of the Board    1999    $     -0-    $     -0-                $     -0-                 $50,800       $770,378(3)
                          1998    $516,667     $     -0-                $     -0-                 $72,380       $770,378(3)

David R. Crichton         2000    $386,750     $ 88,000    $ 7,332      $ 35,090      15,100      $11,600       $ 11,194
 Executive Vice           1999    $363,500     $ 75,000                 $     -0-                 $14,520       $ 10,893
 President/Operations     1998    $318,750     $ 60,000                 $     -0-     15,000      $26,180       $ 11,513

 Edward F. Paquette       2000    $278,500     $ 60,000    $ 4,998      $ 66,048       9,100      $    -0-      $  7,847
 Vice President/CFO       1999    $261,250     $ 35,000                 $ 77,625(7)    3,900      $    -0-      $  3,685
                          1998    $187,500     $     -0-                $     -0-     21,600      $    -0-      $     -0-

Jerry G. Griffin (8)      2000    $224,250     $52,000     $ 4,329      $ 72,309       7,300      $12,180       $  7,847
 Group Vice President,
  Food Service Group

--------------------

<F1>  LTIP Payouts reflect payments received by the named executive officers pursuant to the Company's profit improvement plan. This plan was terminated with regard to future grants in fiscal year 1996. The outstanding grants mature over five years from date of grant, vesting one-third per year in the last three years of the five year term. At maturity, the increase, if any, in the earnings per share of the Company over the base year is accorded a price/earnings ratio of 10 and is paid to the participant in cash. There is no maximum payout.
<F2>  All other compensation includes contributions made by the Company to the Standex Employees' Stock Ownership Plan, a defined contribution plan that was merged along with the Company's 401(k) Plan into the Standex Retirement Savings Plan in fiscal 2000. Estimates of the aggregate amounts contributed to this plan during fiscal 2000 were $3,847 for Messrs. Trainor, Crichton, Paquette and Griffin; $4,611 for Messrs. Trainor and Crichton and $2,305 for Mr. Paquette for fiscal 1999; and $4,217 for Messrs. Trainor, Crichton and Paquette during fiscal 1998.
<F3>  This amount reflects the payments made during fiscal 2000, 1999 and
      1998 on two ten-year temporary life annuities consisting of (i) $248,730 received pursuant to the Executive Security Program, and
      (ii) $399,680 received pursuant to the Supplemental Retirement Plan of the Company. Also included in this column is the amount of $121,968 received pursuant to the Retirement Plan of the Company.
<F4>  This amount includes the dollar value of term life insurance premiums paid by the Company for Mr. Crichton, $3,347 in 2000, $2,282 in 1999 and $3,296 in 1998 and $4,417 in 2000 for Mr. Trainor. Also included are contributions to the Company's 401(k) portion of the Standex Retirement Savings Plan as follows: for 2000, $4,000 for each of the named executive officers (excluding Mr. King); for 1999, $4,000 for Messrs. Trainor and Crichton, and $1,380 for Mr. Paquette; and for 1998, $4,000 for Messrs. Trainor and Crichton.
<F5>  Represents the spread between the closing market price of the stock on September 10, 1999 ($25.25) and the price paid by each of the named executives ($18.94) multiplied by the number of restricted stock units acquired pursuant to the Management Stock Purchase Program ("MSPP") as further discussed in Note 6.
<F6>  Included in this column are restricted stock grants made under the
      1998 Long Term Incentive Plan of 15,000, 1,000, 2,200 and 2,450
      shares, made respectively to Messrs. Trainor, Crichton, Paquette and Griffin with the following aggregate values, based on a market value of the stock on June 30, 2000 of $15.87: $238,050 (Mr. Trainor); $15,870 (Mr. Crichton); $34,914 (Mr. Paquette); and $38,882 (Mr.
      Griffin). There are no performance based restrictions to vesting. The restricted stock vests after a three-year holding period, and dividends will accrue and be paid in the form of additional stock at the end of the vesting period.
      All other amounts listed represent the dollar amount (net of any consideration paid by the named executive) of restricted stock units received pursuant to the MSPP. These amounts are determined by multiplying the number of units received by the closing market price of the stock on September 10, 1999. In June, 1999, each of the named executives, respectively, elected to defer a portion of his annual bonus compensation into the purchase of restricted stock under the MSPP. The shares were purchased for 25% below the fair market value on the date of purchase and are subject to a three-year cliff vesting period from the date of purchase. Each share was purchased for $18.94 (closing price of $25.25 less 25%). There are no performance based restrictions to vesting. Dividends accrue and are reinvested in the form of additional shares. Under the MSPP, the named executives held the following number of Management Stock Purchase Shares (inclusive of reinvested dividends) as of June 30, 2000: 2,404 (Mr. Trainor); 1,202 (Mr. Crichton); 820 (Mr. Paquette); 710 (Mr. Griffin). The aggregate values, calculated based on the closing market price of Company stock of $15.87, on June 30, 2000, for each named executive are as follows: $38,151 (Mr. Trainor); $19,076 (Mr. Crichton); $13,013 (Mr. Paquette); $11,268 (Mr. Griffin).
<F7>  This reflects a restricted stock grant of 3,000 shares, with an aggregate value of $82,125, based on a market value of the stock on June 30, 1999 of $27.375. There are no performance based restrictions to vesting. The restricted stock vests in annual increments equal to one-third of the total shares. Dividends will accrue and be paid in the form of stock at the end of the vesting period. There were no other restricted stock grants during fiscal 1999 to the other named executives.
<F8>  Mr. Griffin, the Group Vice President of the Company Food Service
      Group, was designated as an "executive officer" by the Board of Directors in July 1999.
                            --------------------


Stock Options

      The following table provides information on stock options granted to the named executives in fiscal 2000. This information is also provided in the Summary Compensation Table, on page 11 of this proxy statement, in the column entitled "Securities Underlying Options/SARs."

                   STOCK OPTION/ SAR GRANTS IN FISCAL 2000
                              INDIVIDUAL GRANTS

                          Number of
                          Securities        % of Total       Grant Date
                          Underlying     Options Granted    Exercise or                  Present
                           Options         to Employees      Base Price    Expiration     Value
       Name             Granted(#)(1)     in Fiscal Year       ($/Sh)         Date        ($)(2)
------------------------------------------------------------------------------------------------

Edward J. Trainor           26,000            11.37%           $23.00        8/26/06     $184,691

Thomas L. King                  -0-               -                 -              -            -

David R. Crichton           15,100             6.60%           $23.00        8/26/06     $107,263

Edward F. Paquette           9,100             3.98%           $23.00        8/26/06     $ 64,642

Jerry G. Griffin             7,300             3.19%           $23.00        8/26/06     $ 51,856

--------------------

<F1>  Options granted are first exercisable one year from the respective dates of grant in annual increments of one-third of the aggregate shares subject to grant for Messrs. Trainor, Crichton and Paquette, and one-fifth of the aggregate number of shares for Mr. Griffin. All options were granted at a purchase price per share of 100% of the fair market value of the Company's Common Stock on the date of grant. The options will be exercisable immediately upon a change in control of the Company as that term is defined in the 1998 Long Term Incentive Plan of the Company under which all of the options were respectively granted.
<F2>  In accordance with Securities and Exchange Commission Rules, the
      Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted. Assumptions used to calculate Grant Date Present Value for each of the options granted were: expected volatility, .325; risk free rate of return, 6.06%; dividend yield, 3.48%; and time of exercise, 7 years. The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions in the option. The Company does not believe that the Black-Scholes model used, or any other model whether or not modified, can accurately determine the future value of an option because such values depend on future unpredictable factors. The future values realized may vary significantly from the values estimated by the Black-Scholes model or any other model. Any future values realized will ultimately depend upon the excess of the market price of the stock over the grant price on the date the option is exercised.


      The following table provides information on stock options exercised during fiscal 2000 and options outstanding on June 30, 2000.

               AGGREGATED OPTION/ SAR EXERCISES IN FISCAL 2000
                      AND FISCAL YEAR END OPTION VALUES

                                                                   Number of Securities           Value of Unexercised
                                                              Underlying Unexercised Options    In-the-Money Options at
                                                                    At Fiscal Year End           Fiscal Year End($)(2)
                        Shares Acquired         Value                 Exercisable/(E)               Exercisable/(E)
       Name             On Exercise (#)    Realized ($)(1)           Unexercisable/(U)             Unexercisable/(U)
-----------------------------------------------------------------------------------------------------------------------

Edward J. Trainor                -0-                -0-                  137,267 (E)                    $500 (E)
                                                                          61,733 (U)                      -0-(U)

Thomas L. King                   -0-                -0-                       -0-(E)                      -0-(E)
                                                                              -0-(U)                      -0-(U)

David R. Crichton                -0-                -0-                   16,600 (E)                      -0-(E)
                                                                          21,500 (U)                      -0-(U)

Edward F. Paquette               -0-                -0-                   18,550 (E)                      -0-(E)
                                                                          16,050 (U)                      -0-(U)

Jerry G. Griffin             10,000             $1,250                     8,067 (E)                      -0-(E)
                                                                           9,233 (U)                      -0-(U)

--------------------

<F1>  Value Realized equals the fair market value of underlying securities at time of exercise, minus the exercise price, multiplied by the number of shares acquired without deducting for taxes paid by the employee.
<F2>  Calculated based on June 30, 2000 market price of $15.875 less the price to be paid upon exercise.


      The following table provides information on Performance Share Units awarded under the 1998 Long Term Incentive Plan during fiscal 2000.

                       LONG TERM INCENTIVE PLAN AWARDS
                               IN FISCAL 2000

                                                                      Estimated
                                                                    Future Payouts
                                                                   Under Non-Stock
                                              Performance or      Price-Based Plans
                              Number of     Other Period Until    (Target Number of
                             Performance        Maturation        Performance Share
            Name             Share Units         Or Payout            Units(1))
      -----------------------------------------------------------------------------

      Edward J. Trainor         10,400      July 1999-June 2002        10,400
      Thomas L. King                 0               -                      -
      David R. Crichton          6,000      July 1999-June 2002         6,000
      Edward F. Paquette         3,600      July 1999-June 2002         3,600
      Jerry G. Griffin           2,900      July 1999-June 2002         2,900

--------------------

<F1>  This fiscal year, the Salary and Employee Benefits Committee (the
      "Committee") authorized the award under the 1998 Long Term Incentive Plan of Performance Share Units ("PSUs"). The PSUs earned by the named executives at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Committee. One PSU represents one share of Company Common Stock set aside and designated as a PSU. At the end of fiscal year 2002, a Company performance matrix will be examined to determine whether the Company's long-term financial goals have been met such that PSUs may be distributed. The financial measures selected for the above performance period range between 9% and 13% return on total capital and between 2% and 10% growth in operating income. The Committee has the discretion to amend the financial performance measures under the PSU program. Performance will vary depending upon results measured by the matrix which could result in none of the PSUs being distributed at the end of the three-year performance cycle. Based on the foregoing, threshold and maximum amounts cannot be quantified. Dividends accumulate during the performance cycle and will be paid upon distribution of the PSUs. There are no holding restrictions on the Company stock once the PSUs are distributed.
                            --------------------


Pension Plan Table

      The following table shows the estimated annual benefits payable upon retirement for the named executive officers (other than Mr. Paquette who does not participate in the Company's retirement plans) in the Summary Compensation Table and years of service classifications indicated under the Company's retirement plans:

                                     Years of Service
                          ----------------------------------------
Average Compensation        10         20         25        30
--------------------      ----------------------------------------

       200,000             27,000     54,000     67,500     81,000
       300,000             40,500     81,000    101,250    121,500
       400,000             54,000    108,000    135,000    162,000
       500,000             67,500    135,000    168,750    202,500
       600,000             81,000    162,000    202,500    243,000
       700,000             94,500    189,000    236,250    283,500
       800,000            108,000    216,000    270,000    324,000
       900,000            121,500    243,000    303,750    364,500
     1,000,000            135,000    270,000    337,500    405,000
     1,100,000            148,500    297,000    371,250    445,500


      Pensions are computed on a straight-life annuity basis and are not reduced for Social Security or other offset amounts. Participants receive a pension based upon average compensation in the three highest consecutive calendar years multiplied by the number of years of service, times 1.35%. Effective December 31, 1997 accrual rates under the Company's qualified retirement plan for certain named executives in the Summary Compensation Table are as follows: Mr. Trainor 3.85%; Mr. Crichton 2.35% and Mr. Griffin 2.35%. In addition, participants who were ever employed by the Company in the position of Corporate Vice President, Senior Vice President, Executive Vice President, General Counsel or Group Vice President will receive an accrual rate of 2.35% and Division Presidents will receive an accrual rate of 1.60%. Average annual compensation is determined by adding the three highest consecutive years' earnings and dividing by three.

      The Internal Revenue Code of 1986, as amended, limits the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a non-qualified Supplemental Retirement Plan to provide for the full payment of the above pensions to the extent the pension amounts exceed tax-qualified limits. The pension amounts that exceed tax-qualified limits are accounted for by the Company as an operating expense and are accrued over the expected working career of the employee.

      As a mechanism for funding the pension amounts that exceed the tax-qualified limits, this fiscal year the Company issued restricted stock to salaried employees who are projected to have an unfunded Supplemental Retirement Plan benefit greater than 20% of his/her total retirement benefit. The restricted stock was issued pursuant to the 1998 Long Term Incentive Plan. The number of shares of restricted stock issued to each such employee was dependent upon his/her age in fiscal year 2000. For each such employee between ages 55 and 60, 50% of the Supplemental Retirement Plan benefit is funded with restricted stock. For each such employee between ages 60 and 63, 75% of the obligation is funded with restricted stock, and for each such employee age 63 and older, 85% of the obligation is funded with restricted stock. Each such employee may elect to participate in this restricted stock award. At the employee's respective retirement, if the value of the restricted stock equals or exceeds the value of the supplemental benefit, the restricted stock only shall be issued. If the value of the stock is less than the calculated supplemental benefit, cash shall be used to satisfy the remaining unfunded supplemental pension benefit. Two of the named executives, Mr. Trainor and Mr. Crichton, had Supplemental Retirement Plan benefits falling within one of the foregoing categories and both elected to receive restricted stock. In satisfaction of these elections the following grants were made: Mr. Trainor, 45,651 shares and Mr. Crichton, 31,206 shares. These shares are reported on the Stock Ownership Table on page 4 of this proxy statement.

      The compensation covered by the pension benefit is based on the combined amounts set forth under the headings "Salary" (on a calendar year basis), "Bonus" and "LTIP Payouts" of the Summary Compensation Table. The years of credited service as of June 30, 2000 for the executive officers named on the Summary Compensation Table are as follows: Edward J. Trainor, 16 years; David R. Crichton, 28 years, and Jerry G. Griffin, 20 years. Mr. Paquette does not participate in the Company Retirement Plan. Mr. King retired with 32 years of service in fiscal 1996.

Employment Agreements and Change in Control Arrangements

      Messrs. Trainor, Crichton and Paquette each have employment agreements with the Company, which provide for full-time employment for Messrs. Trainor and Crichton through December 31, 2002, and full-time employment until August 31, 2001 for Mr. Paquette. Mr. Trainor's employment agreement automatically renews for two consecutive three-year terms unless notice of termination is given one year prior to the end of the then current term. The agreements provide for the payment of minimum annual compensation to the executives along with participation in benefit programs available to all executives. Their respective agreements prohibit Messrs. Trainor, Crichton and Paquette from competing with the present or future business of the Company for two years subsequent to the termination of their respective employments. Mr. Trainor presently receives base compensation under his agreement at an annual rate of $650,000, Mr. Crichton receives $393,000 and Mr. Paquette receives $283,000.

      The named executives' respective employment agreements contain provisions that protect the executives from termination of employment in the event of a hostile change in control as defined in their employment agreements. These provisions require, in the event of termination, subsequent to such a change in control, payment of three times the respective executive's then current, annual base salary and bonus (except for Mr. Paquette, who would receive one times his then current, annual base salary and bonus), 100% vesting in all benefit plans in which the executive participates and three additional years of benefit service credited to the executive under the Company's retirement plans (except for Mr. Paquette). Additionally, all life and medical insurance plans would be continued for three years for each terminated executive, other than Mr. Paquette, who would receive continued life insurance and medical plan benefits for a one-year period. Finally, Mr. Paquette would become 100% vested in all options granted pursuant to his employment agreement.

      Further, the named executives' respective employment agreements contain provisions providing that, in the event of a hostile change in control as defined in their employment agreements, and if in such event the Internal Revenue Service (the "IRS") imposes an excise tax on the payments received under the respective employment agreements, then the Company will fully fund any excise tax assessed against the named executive, such that the payments received by the named executive will not be reduced by any IRS-imposed tax penalty.

                  OTHER INFORMATION CONCERNING THE COMPANY

Board of Directors and Its Committees

      Five meetings of the Board of Directors were held during the fiscal year ended June 30, 2000. Each director of the Company attended at least 75% of the meetings held during the year by the Board and all committees on which the director served with the exception of Mr. Bolten, Jr. and Mr. Dennis who attended 40% and 64% of the meetings, respectively.

      The Board has a Compensation Committee consisting of Messrs. Greeley (Chairman), Dennis, Hogan and Muller. On October 26, 1999, the Committee changed its name from the Salary and Employee Benefits Committee to the Compensation Committee. During fiscal 2000, the Committee held four meetings. The Committee makes recommendations to the Board on the compensation of the top management of the Company and reviews the compensation of top divisional management of the Company. Between meetings of the Board of Directors, the Committee exercises the powers of the Board pertaining to the Employee Stock Purchase Plan, the 1994 Stock Option Plan and the 1998 Long Term Incentive Plan.

      Messrs. Landry (Chairman), Greeley and Fenoglio serve on the Company's Audit Committee. All of these directors are independent as defined by the New York Stock Exchange rules. During fiscal 2000, the Committee met on five occasions. The Audit Committee reviews, both prior to and after the audit, the Company's financial reporting function, the scope and results of the audit performed (or to be performed) by the independent auditors of the Company and the adequacy of the Company's internal controls and reports thereon to the Board of Directors. During this fiscal year, the Committee recommended the adoption by the Board of an Audit Committee Charter which sets forth the responsibilities and duties of the Committee. The Board approved and adopted the Committee Charter on October 26, 1999.

      During the fiscal year, the Nominating Committee of the Board consisted of Messrs. Muller (Chairman), Sackel, King and Trainor. The function of the Committee is to consider and recommend to the Board nominees for election as directors of the Company. The Committee will consider nominees recommended by stockholders. Although no formal procedure has been established, stockholders may submit recommendations to the Secretary of the Company, 6 Manor Parkway, Salem, New Hampshire 03079 at the time set forth for submitting shareholder proposals generally.

      Effective January 1, 2000, the Company paid certain non-employee directors $22,000 as a retainer plus $1,000 for each Board meeting attended. Prior to January 1, 2000, the annual retainer for non-employee directors was $20,000. Each director also received $750 for each Committee meeting attended. Additionally, non-employee directors serving as Committee chairmen were paid $1,000 for serving in that capacity for the fiscal year. Finally, as of January 1, 2000, the Chairman of the Board receives an additional annual retainer of $2,000.

Indebtedness of Management

      The Company has a Stock Option Loan Plan pursuant to which it has made loans to employees to enable them to exercise stock options. Loans under this plan are made at market interest rates at the time the loan is extended. The loans must be repaid within ten years. Regular quarterly payments are made which reduce the outstanding indebtedness. The Company holds as collateral all stock received on the exercise of options under this plan.

      The largest amount of indebtedness outstanding under this plan as to certain directors and officers of the Company at any time since the beginning of the last fiscal year, as well as the amount outstanding as of July 31, 2000, is as follows:

                                        Largest
                                         Amount            Amount
                                      Outstanding       Outstanding
                   Name of               Since             As of
                 Individual          July 1, 1999      July 31, 2000
                 ----------          ------------      -------------

             Edward J. Trainor         $ 65,868           $ 52,552
             Jerry G. Griffin          $158,125           $157,766


                       PROPOSAL 2-APPROVAL OF AUDITORS

      Subject to approval by the stockholders, the Board of Directors has appointed the firm of Deloitte & Touche LLP, independent public accountants, as auditors of the Company for the year ending June 30, 2001. This firm and two of its predecessor firms have been auditors of the Company since 1955.

      It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders where they will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                       PROPOSAL 3-STOCKHOLDER PROPOSAL

      William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, the beneficial owner of 1,750 shares of Common Stock, has notified the Company of his intention to introduce the following proposal at the Annual Meeting:

                          MAXIMIZE VALUE RESOLUTION

      Resolved that the shareholders of Standex International Corporation urge the Standex International Corporation Board of Directors to arrange for the prompt sale of Standex International Corporation to the highest bidder.

      In support of this proposal, Mr. Steiner has furnished the following statement:

      The purpose of the Maximize Value Resolution is to give all Standex International Corporation shareholders the opportunity to send a message to the Standex International Corporation Board that they support the prompt sale of Standex International Corporation to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Standex International Corporation shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Standex International Corporation Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

      The prompt auction of Standex International Corporation should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

      The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION
                ---------------------------------------------

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      The Board of Directors strongly believes that the implementation of the proposal described above would not be in the best interests of the stockholders and, contrary to the title of the proposal, would not maximize value to the stockholders.

      All directors of the Company are also stockholders and share a commonality of interest with all other stockholders. Maximizing stockholder value is viewed by the Board of Directors as an important component of its fiduciary duties to stockholders, and is a consideration in all deliberations of the Board of Directors. As a matter of course, the Board regularly reviews all of the operations of the Company and evaluates the contribution of each business unit to the Company's performance. It is the Board's opinion that the stockholder value will be maximized by growing the Company through synergistic business strategies, including refocusing Company resources into larger, growth-oriented business units. The Board has always been active in exploring strategic alternatives to enhance stockholder value, and it regularly assesses the long-term outlook for the Company from a strategic point of view, reviewing the prospects for the Company's current businesses as well as future plans, and continually evaluating the range of available strategic opportunities.

      The Company has paid dividends to stockholders each quarter for over thirty-five years and has increased the dividend thirty-four times over that period. As a policy to further provide shareholder value, the Company also has had a continuous program for the past 16 years of buying its own stock for its treasury, having bought more than 19 million shares at a cost of $285 million.

      The Board does not believe that the proposal is realistic or credible. Engaging in an auction or sale of the Company would restrict the Board from implementing other strategic alternatives that may enhance stockholder value in a much more meaningful way. At times, especially under the current new and old economy volatile stock market forces, a company's market value can be significantly different from its intrinsic value. These conditions require that the development, selection and implementation of the best strategic alternative be done with care and diligence in a way that does not seriously jeopardize shareholders' interests. It should be noted that the proponent, William Steiner, has filed the identical or substantially similar proposal with over one dozen companies in the past several months, and in each case, the stockholders overwhelmingly defeated the proposal.

      The Board of Directors continues to believe that the Company has significant long-term value. The Board believes that a disposition of the Company in a forced sale atmosphere, which such a vote would engender, would not properly recognize the value inherent in the operations and future prospects of the Company, and therefore, would not be in the best interests of the Company and its stockholders.

      ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE SPECIFIED BY THE STOCKHOLDER IN THE PROXY.

                               OTHER PROPOSALS

      Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to the Securities Exchange Act of 1934, the Company's executive officers, directors and persons who own more than 10% of the Company's Common Stock are required to file reports of ownership and changes in ownership in the Common Stock of the Company under Section 16(a) with the Securities and Exchange Commission and the New York Stock Exchange with copies of those reports filed with the Company.

      Based solely upon a review of the copies of the reports furnished to the Company, the Company believes that during fiscal 2000 all executive officers, directors and persons holding more than 10% of the Company's Common Stock have complied with such filing requirements.

                            STOCKHOLDER PROPOSALS

      Any stockholder desiring to submit a proposal for consideration at the 2001 Annual Meeting of Stockholders must submit such proposal to the Company, in writing, on or before May 24, 2001.

      In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company on or before August 3, 2001.

                                       By the Board of Directors


                                       /s/ Deborah A. Rosen
                                       Deborah A. Rosen, Secretary

September 21, 2000


                     STANDEX INTERNATIONAL CORPORATION

                       Annual Meeting of Stockholders

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR PROXY IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                             PLEASE DETACH HERE

                                    PROXY

                      STANDEX INTERNATIONAL CORPORATION

                       Annual Meeting of Stockholders
         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Edward J. Trainor and Deborah A. Rosen as proxies, with full power of substitution, and hereby authorizes them or any of them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Standex International Corporation (the "Company") to be held at FleetBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 31, 2000 at 11:00 a.m., and at any adjournments thereof, as indicated below on the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which may properly come before the meeting.

In connection with those shares (if any) held by me as a participant in the Standex Retirement Savings Plan (the "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all vested shares allocated to my account under such Plan on June 30, 2000 in accordance with the instructions on the reverse side of this proxy card or, if no instructions are given, in accordance with the Board of Directors' recommendations, on all items of business to come before the Annual Meeting of Stockholders to be held on October 31, 2000 or any adjournment thereof. Under the Plan, the shares for which no signed proxy card is returned or for which voting instructions are not timely received or are improperly executed shall be voted by the trustee in the same proportions on each proposal for which properly executed instructions were timely received.

Unless otherwise instructed, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2. and AGAINST Proposal 3.

             (Important- To be Signed and Dated on Reverse Side)

STANDEX INTERNATIONAL CORPORATION
6 MANOR PARKWAY
SALEM, NH 03079

Vote by Telephone

It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1.  Read the accompanying Proxy Statement/ Prospectus and Proxy Card.

2.  Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.  Follow the recorded instructions.

Your vote is important!
Call 1-877-PRX-VOTE anytime!


Vote by Internet

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.  Read the accompanying Proxy Statement/ Prospectus and Proxy Card.

2.  Go to the Website
    http://www.eproxyvote.com/sxi

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.  Follow the instructions provided.

Your vote is important!
Go to http://www.eproxyvote.com/sxi anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.

[x] Please mark votes as in this example.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
1.  Election of Directors.
    For one year terms expiring in 2001:
      Nominees:
        (01) William R. Fenoglio,
        (02) Walter F. Greeley,
    For three year terms expiring in 2003:
      Nominees:
        (03) C. Kevin Landry,
        (04) H. Nicholas Muller, III Ph.D.,
        (05) Edward J. Trainor
          FOR ALL NOMINEES [ ]      [ ] WITHHELD FROM ALL NOMINEES
[ ]
   ------------------------------------------
   For all nominees except as noted above

2.  To approve the selection of Deloitte & Touche LLP as independent auditors
                  [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

3.  Stockholder Proposal entitled "Maximize Value Resolution."
                  [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

4.  To transact such other business as may come before the meeting.

[ ] MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

[ ] MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Sign exactly as name appears on this proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys, and corporate officers should add their full titles.

Date:
      ---------------------------------

Signature:
           ----------------------------

Date:
      ---------------------------------